Freescale Semiconductor completes spin-off from Motorola

New firm with more than 50 years experience and global presence is third-largest U.S. semiconductor company

AUSTIN, Texas – Dec. 2, 2004 – Freescale Semiconductor, Inc. (NYSE:FSL, FSL.B) began its new era as a fully independent company today following Motorola, Inc.’s (NYSE:MOT) distribution of its remaining equity interest in Freescale on Dec. 2, 2004.

“I want to welcome the new shareholders to Freescale who are joining us as a result of the spin-off,” said Michel Mayer, Freescale’s chairman and chief executive officer. “Freescale is combining the best aspects of our Motorola heritage with the competitive spirit and fresh vision of a new enterprise. We are excited to have these new investors with us as we move forward.”

Distribution details
Motorola shareholders received .110415 of a share of Freescale Class B common stock for each outstanding share of Motorola common stock they owned as of Nov. 26, 2004. Freescale Class B common stock will begin trading tomorrow on the New York Stock Exchange under the ticker symbol “FSL.B.” Freescale Class A common stock will continue to trade on the New York Stock Exchange under the ticker symbol “FSL”.

Positioned to succeed
Freescale is the third largest independent semiconductor company in the U.S. It is the global market share leader in semiconductors for automotive applications, communications processors and wireless infrastructure – and among the leaders in several other large and growing industry segments.

Freescale joins S&P 500® and Philadelphia Stock Exchange’s SOXSM indices
Standard & Poor’s recently added Freescale to the S&P 500 Index. Also, the Philadelphia Stock Exchange announced on Nov. 30, 2004 that Freescale would join its “SOX” semiconductor index on Dec. 3.

Board of Directors changes
David W. Devonshire and Leif G. Soderberg have resigned as members of Freescale’s Board of Directors effective today. Mr. Devonshire is executive vice president and chief financial officer of Motorola. Mr. Soderberg is a senior vice president of Motorola. Both directors have resigned as a result of the distribution by Motorola of its remaining equity interest in Freescale.

Investor inquiries
Mellon Investor Services is available to provide information to investors about the distribution at 1-877-300-7200. Shareholders outside the United States and Canada should call 201-329-8660.

About Freescale Semiconductor
Freescale Semiconductor, Inc. (NYSE:FSL, FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500®, is the third largest independent semiconductor company in the U.S.
www.freescale.com.

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Contacts:

Investors
Mitch Haws
Freescale Investor Relations
+1 (512) 895-2454
mitch.haws@freescale.com

Media
Glaston Ford
Freescale Corporate Communication
+1 (512) 895-6466
glaston@freescale.com

Freescale™ and the Freescale logo are trademarks of Freescale Semiconductor Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor Inc. 2004.